CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated September 27, 2018, relating to the financial statements and financial highlights of RiverNorth Opportunities Fund, Inc., for the period ended July 31, 2018, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, “Fund Service Providers” and “Financial Statements” in the Statement of Additional Information, and “Independent Registered Public Accounting Firm” in the Prospectus Supplement.

Cohen & Company, Ltd.

Cleveland, Ohio

April 18, 2019